EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-122693 on Form S-3 of our reports dated March 15, 2005 (except for Note 3(j) and Note 22, which are as of December 21, 2005), relating to the financial statements of Apollo Gold Corporation (the “Company”) and our report dated March 15, 2005 relating to management’s report on the effectiveness of internal control over financial reporting (which (1) express an unqualified opinion on the financial statements and include a separate report titled Comments by Auditors on Canada — United States of America Reporting Differences referring to substantial doubt on the Company’s ability to continue as a going concern and changes in accounting principles, and (2) express an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of Apollo Gold Corporation for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, British Columbia, Canada
February 15, 2006